Exhibit 4.40

Framework Agreement for Engineering and Information Technology Services

Between
China Network Communications Group Corporation
&
China Unicom Corporation Limited
     This Framework Agreement for Engineering and Information Technology Services (hereinafter referred to as this “Framework Agreement”) is signed on August 12, 2008 in Beijing, the People’s Republic of China (“PRC”) by and between the following two parties:

Party A:	China Network Communications Group Corporation (hereinafter referred to as “Netcom Group”)
	Registered Address:	No. 156, Fu Xing Men Nei Street, Xicheng District, Beijing
	Legal Representative:	Zhang Chunjiang

Party B:	China Unicom Corporation Limited (hereinafter referred to as “CUCL”)
	Registered Address:	Level 12, Tower A, Henderson Center, No. 18, Jian Guo Men Nei Avenue, Beijing
	Legal Representative:	Chang Xiaobing
Whereas:
(1)	Netcom Group is a state owned duly enterprise incorporated and validly existing under the laws of the PRC;

(2)	CUCL is a foreign funded enterprise duly incorporated and validly existing under the laws of PRC, whose equity is 100% held by China United Telecommunications Corporation Limited (the “Unicom Red-chip Company”, a company duly incorporated and validly existing under the laws of the Hong Kong Special Administration Region and dually listed on the Hong Kong Stock Exchange). Approved by the former Ministry of Information Industry (“MII”) of the PRC, CUCL is mainly engaged in nationwide provision of international and domestic long-distance communications services (excluding international telecommunications facilities services); Internet services and IP Telephony services; as well as mobile communications services in 31 provinces, autonomous regions and municipalities, including Beijing, Tianjin, Shanghai, Liaoning, Hebei, Shandong, Jiangsu, Zhejiang, Fujian, Guangdong, Hubei, Anhui, Sichuan, Guizhou, Xinjiang, Chongqing, Shaanxi, Guangxi, Henan, Heilongjiang, Jilin, Jiangxi, Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Ningxia, Gansu, Qinghai and Tibet;

(3)	On May 24, 2008, the Ministry of Industry and Information Technology, the National Development and Reform Commission and the Ministry of Finance jointly issued the “Notice on Deepening the Reform of China’s Telecommunications System”, which is seen as the guidepost for the Chinese government to deepen the reform of its telecommunications system by endorsing the formation of three leading competitive carriers with nationwide network resources, similar size and strength and the capacity of full service operation. In the above notice, China Telecom is encouraged to buy China Unicom’s CDMA network and China Unicom is encouraged to merge with China Netcom. As a response to the call for deepening the reform in regard to telecommunications restructuring, the Unicom Red-chip Company is to merge with Netcom’s red-chip counterpart via an agreement (the “Merger Transaction”). Following the merger, the Netcom Red-chip Company will withdraw from the Hong Kong Stock Exchange and the New York Stock Exchange to become a wholly owned subsidiary of the Unicom Red-chip Company;

(4)	In operation of related telecommunications services, Party B needs China Netcom Group to provide corresponding engineering and IT services.

On the basis of equity and fairness and following friendly consultation, the following framework agreement concerning the provision of engineering and IT services was entered into between Party A (including the subsidiaries and affiliates and other entities under the control of Party A, but excluding subsidiaries and affiliates and other entities under the control of Unicom Red-chip Company, the same below) and Party B (including the subsidiaries and affiliates and other entities under the control of Party B, the same below):

1.	Basic principles
1.1	In accordance with the stipulations of this Framework Agreement, Party A is entitled to impose reasonable service charges over the engineering and IT services provided to Party B under this Framework Agreement, and Party B shall fulfil its responsibility in making the related payment.

1.2	The terms of the engineering and IT services provided by Party A under this agreement, shall be no worse than the terms offered by Party A in identical or similar services provided to any other third party.

1.3	If, due to reasons other than its own fault, Party A can not provide or fully provide the engineering and IT services under this Framework Agreement, Party A shall timely notify Party B in writing, and try its best to assist Party B in obtaining identical or similar services from other channels.

1.4	When Party A provides the engineering and IT services under this Framework Agreement to Party B, it must be restricted to the usage agreed by both parties and complies with the appropriate national rules.

1.5	Any Party under this Framework Agreement, which causes damage to the other Party by a breach of this Framework Agreement, shall compensate the other Party timely and in full.

1.6	Any Party under this Framework Agreement, in fulfilling its obligations thereof, shall provide justifiable and necessary assistance to the other Party.
2.	The basic contents of engineering and IT services
2.1	The engineering and IT services under this Framework Agreement provided by Party A to Party B mainly includes:
(1)	Engineering design, which includes:

Planning and design, engineering survey, communications circuit engineering (including channel engineering, optical and cable engineering, pole line engineering, etc.), communications equipment engineering (including telephone switching engineering, transmission engineering, data and multimedia engineering, communications power and air conditioner engineering, microwave communications engineering, technical support system engineering), enterprise communications engineering;

(2)	Engineering implementation, which includes:

Communications equipment, communication lines, communication power (including air conditioner for communications purposes), communication pipes, and technical services support system;

(3)	Engineering supervision.
2.2	The IT services provided by Party A to Party B under this Framework Agreement includes: office automation, software testing, network upgrade, new business R&D and support system development, etc.
3.	Pricing principles
3.1	Except in cases as provided in provision 3.2 of this article, the pricing of services and/or charging rate under this Framework Agreement, shall be determined with reference to the relevant market rates. The “market rate” mentioned in this provision refers to the rate made by the operator itself and finally fixed in the process of market competition. The market rate is determined in the following order: (1) in and around the areas where the services are provided, and while under normal conditions of trading, the rate charged by an independent third party in providing such services; or (2) the rate charged by an independent third party to the provision of such services under normal trading conditions in the PRC.

3.2	Both parties have agreed unanimously that the receiving party shall determine the service providing party, which will provide the engineering design and technical services, by way of bidding. The service providing party’s qualification and terms for service provision shall not be inferior to that of an independent third party, and this party shall attend the bidding process in equal status as the independent third party.

3.3	The specific amount of service charge under this Framework Agreement, shall be calculated in accordance with related accounting principles of the PRC (if applicable), that are applicable from time to time.

3.4	Both parties shall conduct a review on the pricing standard of next fiscal year for each service and facility which are provided under this Framework Agreement before December 31 of each year (if necessary).
4.	Payment of service charge
4.1	Party B shall, in accordance with pricing and charging standards set forth in this Framework Agreement, the supplement agreement to this Framework Agreement (if there is any) and the concrete implementation documents, pay Party A or its trustee in a timely manner for the services provided.

4.2	If Party B fails to pay in time the corresponding service charge stipulated in this Framework Agreement, the supplement agreement to this Framework Agreement (if there is any) and the concrete implementation documents, it shall pay Party A the late fee which is 0.05% of the unpaid amount due for each (1) day (refers to calendar day, and similarly hereinafter); if it is late for sixty (60) days, Party A may notify Party B in writing the termination of corresponding services; if Party B still fails to pay the corresponding service fee after receiving the written notification for thirty (30) days, Party A could declare the termination of such services. However, the suspension or termination of these services shall not affect the rights and obligations of both parties already in effect under this Framework Agreement.

5.	Rights and obligations of both parties
5.1	Rights and obligations of Party B
5.1.1	Rights of Party B
(1)	Party B is entitled to obtain services provided by Party A under this Framework Agreement;

(2)	Concerning the connected transactions under this Framework Agreement, the auditors of Unicom Red-chip Company are entitled to audit the accounting records of Party A and the related parties.
5.1.2	Obligations of Party B
(1)	Guarantee and/or promote its subsidiaries or affiliates or other entities under its control to sign the concrete implementation documents with Party A, in accordance with this Framework Agreement or supplement agreement to this Framework Agreement (if there is any) ;

(2)	Coordinate issues in connection with the concrete implementation documents;

(3)	Pay related service fee in accordance with this Framework Agreement and the concrete implementation documents;

(4)	Guarantee the compensation for any damage caused to Party A or the targeting Party in the concrete implementation documents due to the violation of a provision under this Framework Agreement or that under the concrete implementation documents.
5.2	Rights and obligations of Party A
5.2.1	Rights of Party A
(1)	Party A is entitled by law to obtain the service fee under this Framework Agreement;

(2)	Under the prerequisite that services under this Framework Agreement are provided to Party B, it has the option to provide similar services to a third party.
5.2.2	Obligations of Party A
(1)	Guarantee and/or promote its subsidiaries or affiliates or other entities under its control to sign the concrete implementation documents with Party B, in accordance with this Framework Agreement or supplement agreement to this Framework Agreement (if there is any);

(2)	Provide high quality service and supervise its subsidiaries or affiliates or other entities under its control to provide high quality services in accordance with the rules of this Framework Agreement;

(3)	Coordinate issues in connection with the concrete implementation documents;

(4)	Guarantee the compensation for any damage caused to Party B or the targeting Party in the concrete implementation documents due to the violation of a provision under this Framework Agreement or that under the concrete implementation documents.

5.3	Both parties confirm hereby, that they are obliged to take further necessary actions and measures, to guarantee the achievement of the its purpose and the successful implementation of this Framework Agreement, and ensure those rules of Hong Kong Stock Exchange concerning connected transactions are followed in the event that Party B is a subsidiary of Unicom Red-chip Company.
6.	Priorities
6.1	Unless otherwise provided in this Framework Agreement, and if the terms and conditions proposed by an independent third party to Party B are no better than those of offered by Party A for the same services, Party B shall give preference to Party A.

6.2	Party A undertakes to Party B that the terms provided by Party A to a third party on same or similar services under this Framework Agreement shall not be better than those conditions provided by Party A to Party B.

6.3	Party A is entitled to provide related services to a third party under the condition that the services provided by Party A to Party B under this Framework Agreement are not affected.
7.	Representations, warranties and commitments

Each party of this Framework Agreement makes the following representations, assurances and commitments to the other party:
7.1	Each party is an independent legal person incorporated for effective duration in accordance with Chinese laws, with full power and authority (including but not limited to the approval, permission or consent given by competent government departments) to sign and implement this Framework Agreement;

7.2	No provision contained in this Framework Agreement is in violation of either party’s association documents or Chinese laws and regulations;

7.3	Each party will do its utmost to take or cause other people to take any necessary, appropriate or desirable action in line with Chinese laws, regulations as well as this Framework Agreement, with a view to enabling the effective implementation of those matters prescribed in this Framework Agreement.
8.	Effective date and term of this Framework Agreement
8.1	This Framework Agreement shall come into effect since the next day when all of the following conditions are met, and will be valid for 3 years;
(1)	The general shareholder meeting of China United Telecommunications Corporation Limited (“China Unicom A Share Corporation”) has approved this Framework Agreement;

(2)	The general shareholder meeting of Unicom Red-chip Company has approved this Framework Agreement;

(3)	The Merger Transaction is executed and completed.
8.2	Unless Party B notifies Party A in writing 60 days in advance, that it does not want to continue the contract, this Framework Agreement could be extended to a term agreed by both parties in writing in accordance with appropriate laws, regulations or other supervision rules, when this Framework Agreement or its extension expires.
9.	Force majeure
9.1	If a party is unable to implement or fully implement the obligations prescribed in this Framework Agreement as a result of force majeure, then it will not undertake any liability for breach of the agreement, in which case the it shall, within fifteen (15) days following the occurrence of force majeure, inform the case to the other party in writing and provide proof therewith, and at the same time make every effort to minimize the losses incurred by force majeure. Within a reasonable period of time in the wake of force majeure, the party falling victim to force majeure shall undertake to continue implementation of this Framework Agreement.

9.2	Force majeure in this Framework Agreement means all objective situations that are unforeseeable, unavoidable and that cannot be overcome.
10.	Confidentiality

Without the written permission of the other party, neither party shall make any announcement in regard to, or provide or disclose to a third party any data or information in relation to the businesses of the other party or items under this Framework Agreement, unless otherwise required by legal or government departments or securities regulatory bodies, or for the purpose of maintaining the listing status of the Unicom Red-chip Company.

11.	Transfer of the rights and obligations

Without the written consent of the other party, neither party shall proceed to transfer any right and obligation prescribed in this Framework Agreement.

12.	Non-waiver

Unless otherwise provided by laws, non-exercise or delayed exercise of the rights, powers or privileges prescribed in this Framework Agreement by either party shall not be regarded as a waiver of such rights, powers or privileges. Moreover, the exercise in part of such rights, powers or privilege shall not keep the party from exercising such rights, powers or privileges in the future.

13.	Notification

Notices concerning this Framework Agreement shall be in written form and may be delivered personally from one party to the other or sent by facsimile or mail. Notices given by personal delivery shall be deemed effectively given on the date of personal delivery; notices sent by facsimile transmission shall be deemed effectively given on the date of transmission as indicated on the fax machine of the sender; notices sent by mail shall be deemed effectively given on the third (3rd) day (not including statutory holidays) after they were sent. The notice will become effective once it is delivered.

14.	Applicable laws

This Framework Agreement is governed by PRC laws and shall be interpreted and implemented in accordance with PRC laws.

15.	Dispute settlement

In the event of a dispute between the two parties regarding the effectiveness, interpretation or execution of this Framework Agreement, friendly consultation shall be sought in the first place. If a case can not be settled through negotiation within thirty (30) days after the dispute arises, either party is entitled to file a lawsuit with the people’s court of the corresponding jurisdiction.

16.	Miscellaneous
16.1	On condition that the Unicom Red-chip Company complies with or meets the regulatory requirements on connected transactions, the two parties can proceed to amend or supplement this Framework Agreement based upon consensus.

16.2	Upon signing of this Framework Agreement, in case of conflict with any agreement reached prior to this Framework Agreement on any matter relating to the provisions established in this Framework Agreement, the contents of this Framework Agreement shall prevail.

16.3	This Framework Agreement is divisible, i.e., if any provision of this Framework Agreement is identified as illegal, invalid or unenforceable at any time, the validity and execution of other provisions of this Framework Agreement shall not be affected.

16.4	This Framework Agreement is produced in four (4) copies, with each party holding two (2) copies and all the original copies being equally authentic.
     IN WITNESS WHEREOF, this Framework Agreement is executed by the legal representatives or his authorized representatives of both parties on the date first written above.
Page for Signatures:
China Network Communications Group Corporation (seal)
Legal representative or his authorized representative: (signature)
China Unicom Corporation Limited (seal)
Legal representative or his authorized representative: (signature)